Exhibit 10.36

FOURTH AMENDMENT AND CONSENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

FOURTH AMENDMENT AND CONSENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 27, 2006 (this “Amendment”), to the Third Amended and Restated Credit Agreement, dated as of June 30, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among General Electric Capital Corporation, as Agent (in such capacity, “Agent”), Inverness Medical Innovations, Inc. (“Innovations”), Wampole Laboratories, LLC (“US Borrower”) and Inverness Medical (UK) Holdings Limited (“European Borrower”, together with US Borrower, collectively, “Borrowers”), the other Credit Parties signatory thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as documentation agent, co-syndication agent and lender, UBS Securities LLC, as co-syndication agent, and the lenders signatory thereto from time to time (collectively, the “Lenders”).

W I T N E S S E T H

WHEREAS, Borrowers have notified Agent that Inverness Medical Switzerland GmbH (“Swissco”) desires to acquire (the “Clondiag Stock Purchase”) one hundred percent (100%) of the issued and outstanding stock of Clondiag Chip Technologies GmbH, a corporation organized under the laws of Germany (“Clondiag”);

WHEREAS, the purchase price payable for the Clondiag Stock Purchase pursuant to that certain Share Purchase Agreement between Swissco, Innovations, Clondiag Beteiligungs-Gesellschaft GmbH (“CBG”) and the persons signatory thereto as sellers (such persons and CBG are collectively referred to herein as “Sellers”), dated as of February 28, 2006 (the “Purchase Agreement”) is contemplated to be paid as follows: (a) consideration consisting of €2.64 million in cash (the “Clondiag Closing Date Cash Consideration”) shall be payable on Completion (as defined in the Share Purchase Agreement) to certain Sellers; (b) consideration consisting of 218,502 shares of Innovations Stock (the “Clondiag Closing Date Share Consideration”, collectively with the Clondiag Closing Date Cash Consideration, the “Clondiag Closing Date Consideration”) shall be payable on Completion to certain Sellers; and (c) consideration consisting of €4.16 million in cash  (the “CBG Consideration”) shall be payable on Completion II (as defined in the Purchase Agreement) to CBG;

WHEREAS, in addition to the Clondiag Closing Date Consideration to be made on Completion, Swissco will, pursuant to Section 1.2.1 of the Purchase Agreement, repay outstanding indebtedness of Clondiag in the amount of €7,329,557.81 million (the “Outstanding Indebtedness”) on Completion (the “Clondiag Payoff Amount”);

WHEREAS, on or prior to March 31, 2006 pursuant to Section 1.2.2 of the Purchase Agreement, Swissco will (i) make a cash contribution to Clondiag (the “Clondiag Cash Contribution Payment”) to enable Clondiag to make certain payments in respect of taxes of employees of Clondiag and (ii) distribute shares of Innovations’ Stock to Clondiag for further distribution to employees of Clondiag (the “Clondiag Share Contribution Payment”, collectively with the Clondiag Cash Contribution Payment, the “Clondiag Working Capital Payments”);

WHEREAS, in the event that the value of the Clondiag Closing Date Share Consideration is less than €4.87 million on December 29, 2006, Swissco is required to make a cash payment to the Sellers receiving such Stock in an amount equal to (a)  €4.87 million less (b) the value of such Stock on December 29, 2006, as calculated in accordance with the Purchase Agreement (the “Make Whole Payment”);

WHEREAS, Swissco is required to pay the Earnout Payment (as defined in the Purchase Agreement) of up to €7,500,000 at such times, if any, as the conditions to such payment have been met as set forth in the Purchase Agreement;

WHEREAS, under Section 4.2 of the Purchase Agreement, Swissco is required to make available to Clondiag the agreed upon budget for 2006 in an amount not to exceed €5,000,000 (the “Budget Payment”);

WHEREAS, the Clondiag Stock Purchase is not a Permitted Acquisition and therefore is prohibited under Section 6.1 of the Credit Agreement;

WHEREAS, the issuance of Stock of Innovations (the “Stock Issuance”) as contemplated by the Purchase Agreement is prohibited under Section 6.5 of the Credit Agreement;

WHEREAS, Borrowers have requested that Agent and Requisite Lenders consent to the Clondiag Stock Purchase and the Stock Issuance on the terms and subject to the conditions set forth herein; and

WHEREAS, Borrowers and the other Credit Parties have also requested that Agent and the Requisite Lenders amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

2.             Amendments to Credit Agreement.  Annex F of the Credit Agreement is hereby amended as of the Financial Covenant Effective Date (as hereinafter defined) by:

(a)           Deleting the ratio set forth opposite “December 31, 2005” in clause (a) thereof in its entirety and replacing it with “.73”;

(b)           Deleting the number set forth opposite “December 31, 2005” in clause (b) thereof in its entirety and replacing it with “$42,516,000”; and

(c)           Deleting the ratio set forth opposite “December 31, 2005” in clause (d) thereof in its entirety and replacing it with “5.95”.

3.             Clondiag Consent.  As of the Fourth Amendment Effective Date (as hereinafter defined), Agent and Requisite Lenders hereby consent to the consummation of the Clondiag Stock Purchase and the Stock Issuance in accordance with the Purchase Agreement and related documentation previously provided to and approved by Agent (the “Draft Purchase Documents”) and agree that the consummation of the Clondiag Stock Purchase and the other transactions contemplated by the Draft Purchase Documents, and the consummation of the Stock Issuance, in each case on or before March 3, 2006, shall not constitute a breach of the Credit Agreement or the other Loan Documents; provided, that, the Credit Parties do not expend any cash or other consideration in connection with the Clondiag Stock Purchase other than (i) for costs and expenses not to exceed $200,000 in the aggregate, and (ii) pursuant to the Purchase Agreement (A) the Clondiag Closing Date Consideration to be paid on Completion, (B) the CBG Consideration to be paid on Completion II, (C) the Clondiag Payoff Amount to be paid on Completion, (D) the Clondiag Working Capital Payments to be paid on or about March 20, 2006; provided, the Clondiag Working Capital Payments shall not exceed €1,100,000 in the aggregate and provided, further that the cash portion of the Clondiag Working Capital Payments shall not exceed an aggregate amount equal to the amount of personal wage taxes plus social taxes payable by the employees receiving the Clondiag Share Contribution Payment, (E) the amount of the Earnout Payment at the time the conditions to the payment of the Earnout Payment (or a portion thereof) have been met under the Purchase Agreement; provided, that such payments shall be payable solely in Stock of Innovations except as required pursuant to the second paragraph of Section 2.3 of the Purchase Agreement, (F) the Make Whole Payment, if any, to be paid on or about December 29, 2006, and (G) the Budget Payment to be paid in accordance with Section 4.2 of the Purchase Agreement.

4.             Agreement by Borrowers and Other Credit Parties Regarding Clondiag Stock Purchase.  The Borrowers and each of the other Credit Parties hereby acknowledge and agree that, on or prior to the Fourth Amendment Effective Date (or on or prior to such other date as may be expressly provided below):

(a)           Satisfaction of Conditions.  Agent shall have received evidence satisfactory to Agent that each of the conditions precedent to a Permitted Acquisition set forth in Section 6.1(ii) — (xv) of the Credit Agreement have been satisfied in connection with the Clondiag Stock Purchase (other than the conditions set forth in Sections 6.1(iv), (v), (ix) and (xv), which are hereby waived).

(b)           Joinder.  Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Agent shall have received a joinder agreement, in form and substance satisfactory to Agent, duly executed by

Clondiag pursuant to which, inter alia, Clondiag joins the Credit Agreement and the other Loan Documents as a Credit Party.

(c)           Guaranty.  Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Agent shall have received a guaranty, in form and substance satisfactory to Agent, duly executed by Clondiag, pursuant to which Clondiag guaranties the Obligations of the European Credit Parties under the Loan Documents.

(d)           Pledge Agreement.  Agent shall have received (A) within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, a pledge of 67.45% of the issued and outstanding Stock of Clondiag (the “Clondiag Completion Stock”) pursuant to a pledge agreement to be entered into between Swissco and Lenders (the “Clondiag Pledge Agreement”) and (B) within fifteen (15) days of Completion II, a pledge of 32.55% of the issued and outstanding Stock of Clondiag (the “Clondiag Completion II Stock”) pursuant to an amendment to the Clondiag Pledge Agreement.

(e)           Security Interest and Code Filings.

(i)         Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Clondiag shall grant a first priority perfected security interest (subject to Permitted Encumbrances) in substantially all of its assets to secure the Obligations of the European Credit Parties and execute all documents and take all actions requested by Agent in connection therewith;

(ii)        Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Clondiag shall provide Control Letters from (A) all issuers of uncertificated securities and financial assets held by Clondiag, (B) all securities intermediaries with respect to all securities accounts and securities entitlements of Clondiag, and (C) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Clondiag.

(f)            Cash Management.  Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Agent shall have received a pledge of all bank accounts of Clondiag, in form and substance reasonably satisfactory to Agent, duly executed and delivered by Clondiag, in accordance with the requirements set forth in Section 1.8 and Annex C of the Credit Agreement.

(g)           Schedules.  Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Agent shall have received updated Schedules to the Credit Agreement and such other Loan Documents as may be required in connection with the joinder of Clondiag, to reflect the joinder of Clondiag to such agreements, in form and substance satisfactory to Agent; provided, that such schedules shall not include material information not previously disclosed to Agent in writing.

(h)           Organizational Documents and Good Standing.  Agent shall have received a copy of Clondiag’s (i) organizational documents and all amendments thereto and (ii) certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date and certified by the applicable authorized Governmental Authority.

(i)            Resolutions.  Agent shall have received a copy of (i) resolutions of Swissco’s board of directors and, to the extent required under applicable law, stockholders, approving and authorizing the Clondiag Stock Purchase certified by an authorized officer of

Swissco, and (ii) concurrently with Clondiag’s joinder to the Credit Agreement, resolutions of Clondiag’s board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which Clondiag is, or will be a party and the transactions to be consummated in connection therewith, in each case, certified by an authorized officer of Clondiag (after giving effect to the Clondiag Stock Purchase) as being in full force and effect without any modification or amendment as of the Fourth Amendment Effective Date or the date of joinder of Clondiag to the Credit Agreement.

(j)            Incumbency.  Concurrently with Clondiag’s joinder to the Credit Agreement, Agent shall have received a signature and incumbency certificate of the officers of Clondiag executing any Loan Document or Joinder thereto, certified by an officer of Clondiag as being true, accurate, correct and complete in all respects.

(k)           Clondiag Purchase Documents.  Agent shall have received (i) an executed copy of the Purchase Agreement, together with all amendments thereto, and all documentation delivered in connection therewith (all of which shall be in form and substance reasonably satisfactory to Agent), certified by an authorized officer of Innovations to be true and complete and in full force and effect as of the Fourth Amendment Effective Date and (ii) a certificate of an authorized officer of Innovations certifying as to the matters set forth in Exhibit A hereto.

(l)            Payoff Letter.  Within 5 Business Days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Agent shall receive evidence of the repayment of the Outstanding Indebtedness.

(m)          Collateral Assignment of Clondiag Stock Purchase Documents.  Upon Agent’s request, Agent shall have received a collateral assignment of the rights (but not the obligations) of Swissco and Innovations under the Purchase Agreement and other documentation executed in connection with the Clondiag Stock Purchase.

(n)           Appointment of Agent for Service of Process.  Within sixty (60) days of the Fourth Amendment Effective Date or such longer period as Agent shall consent to in its sole discretion, Agent shall have received evidence that the Connecticut office of CT Corporation has been appointed as agent for service of process for Clondiag.

The Borrowers and each of the other Credit Parties hereby acknowledge and agree that the failure to satisfy any of the deliveries or conditions set forth above in this Section 4 on or prior to the date required as set forth above in connection with each such delivery or condition, as applicable, shall constitute an immediate Event of Default under the Credit Agreement.

5.             Covenants.

(a)           Swissco shall acquire the shares of Clondiag held by CBG (the “CBG Purchase”) on or before August 31, 2006 and, at such time, shall own one hundred percent (100%) of the outstanding equity of Clondiag.

(b)           Until such time Swissco has consummated the CBG Purchase and owns 100% of the outstanding equity of Clondiag and notwithstanding Clondiag’s status as a

Credit Party, no Credit Party shall (i) transfer any assets or other property or make any loans to, or on behalf of, Clondiag other than (A) as contemplated by Section 3 hereof, and (B) the Budget Payment, or (ii) enter into or be a party to any transaction with Clondiag unless the requirements of Section 6.4(a)(ii) of the Credit Agreement have been satisfied with respect to such transaction.

(c)           The Credit Parties shall not amend the Draft Purchase Documents or the executed Purchase Agreement, in each case in a manner which adversely affects the Lenders without the prior written consent of Agent.  Any failure of the Credit Parties to comply with this covenant (a) with respect to the Draft Purchase Documents shall result in this Amendment becoming immediately null and void and of no further force and effect and (b) with respect to the Purchase Agreement shall constitute an immediate Event of Default under the Credit Agreement.

6.             Remedies.  This Amendment shall constitute a Loan Document.  The breach by any Credit Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

7.             Representations and Warranties.  To induce Agent and Requisite Lenders to enter into this Amendment, the Credit Parties hereby, jointly and severally, represent and warrant that:

(a)           The execution, delivery and performance by each Credit Party of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”): (i) are within such Person’s corporate, company or partnership power; (ii) have been (or will be prior to execution thereof) duly authorized by all necessary corporate, limited liability company or limited partnership action; (iii) do not contravene any provision of such Person’s charter, bylaws or equivalent constitutive documents or partnership or operating agreement, as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Person, other than a Lien in favor of Agent; and (vii) do not require the consent or approval of any Governmental Authority or any other Person except those which will have been duly obtained, made or complied with prior to the Fourth Amendment Effective Date.

(b)           This Amendment has been duly executed and delivered by or on behalf of each of the Credit Parties.

(c)           This Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer or other laws affecting creditors’ rights generally or by equitable principals of general applicability.

(d)           No Default or Event of Default has occurred and is continuing or would result after giving effect to the provisions of this Amendment.

(e)           No action, claim or proceeding is now pending or, to the knowledge of any Credit Party, threatened against such Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any foreign, federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right or power to enter into or perform any of its obligations under this Amendment or any other Loan Document to which it is or will be, a party, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any Loan Document or any action taken thereunder, or (ii) has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect after giving effect to this Amendment.

(f)            The representations and warranties of the Credit Parties contained in the Amended Credit Agreement and each other Loan Document shall, after giving effect hereto, be true and correct on and as of (i) the date hereof, and (ii) the Fourth Amendment Effective Date, in each case, with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

8.             No Amendments/Waivers/Consents.  Except as expressly provided herein (a) the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms, (b) the consents and agreements of the Agent and Requisite Lenders set forth herein shall be limited strictly as written and shall not constitute a consent or agreement to any transaction not specifically described in connection with any such consent and/or agreement, and (c) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

9.             Affirmation of Obligations.  Each of the Credit Parties hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, its guaranty obligations thereunder, (b) that such guaranty shall apply to the Obligations in accordance with the terms thereof, (c) the grant of the security interest in all of its assets pursuant to the Loan Documents and (d) that such liens and security interests created and granted are valid and continuing and secure the Obligations in accordance with the terms thereof.

10.           Outstanding Indebtedness; Waiver of Claims.  Each of Borrowers and the other Credit Parties hereby acknowledges and agrees that as of February 24, 2006, (a) the outstanding balance of the European Revolving Loan is $15,000,000, (b) the outstanding balance of the US Revolving Loan is $0, (c) the outstanding balance of the US Term Loan is $0, and (d) the outstanding balance of European Term Loan is $0.  Borrowers and each other Credit Party hereby waive, release, remise and forever discharge Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, “Claims”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which any Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the Fourth Amendment Effective Date, provided, that no Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to Agent’s or any Lender’s gross negligence or willful misconduct.

11.           Expenses.  Borrowers hereby reconfirm their obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

12.           Effectiveness.

(a)           Upon satisfaction in full in the judgment of Agent of each of the following conditions, this Amendment shall be deemed effective as of December 31, 2005 (the “Financial Covenant Effective Date”)

(i)         Amendment.  Agent shall have received four (4) original signature pages to this Amendment, duly executed and delivered by Agent, Requisite Lenders, and each of the Credit Parties.

(ii)        Payment of Expenses.  Borrowers shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

(iii)       Representations and Warranties.  The representations and warranties of or on behalf of each of the Credit Parties in this Amendment shall be true and correct on and as of the date hereof.

(b)           Upon satisfaction in full in the judgment of Agent of each of the conditions set forth in subsection (a) above and each of the following conditions, the consents of Requisite Lenders set forth in Section 3 of this Amendment shall be deemed effective as of February 27, 2006 (the “Fourth Amendment Effective Date”):

(i)         Representations and Warranties.  The representations and warranties of or on behalf of each of the Credit Parties in this Amendment shall be true and correct on and as of the date hereof and the Fourth Amendment Effective Date.

(ii)        Due Diligence.  Agent shall have completed its business and legal due diligence with respect to the intellectual property of Clondiag with results reasonably satisfactory to Agent.

(iii)       Borrowers shall have complied with Section 4(a), (h), (k) and (m) of this Amendment.

13.           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.           Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS

WAMPOLE LABORATORIES, LLC

By:	/s/ Duane L. James
Name:	Duane L. James
Title:	Treasurer

INVERNESS MEDICAL (UK) HOLDINGS LIMITED

By:	/s/ David Scott
Name:	David Scott
Title:	Chairman

AGENT AND LENDERS

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:	/s/ Andrew Cosgrove
Duly Authorized Signatory

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as a Lender

By:	/s/ Illegible
Duly Authorized Signatory

UBS AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Richard L. Tavrow
Duly Authorized Signatory

By:	/s/ Irja R. Otsa
Duly Authorized Signatory

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers.

APPLIED BIOTECH, INC.
ADVANTAGE DIAGNOSTICS CORPORATION
FOREFRONT DIAGNOSTICS, INC.
INVERNESS MEDICAL INTERNATIONAL
HOLDING CORP.
INVERNESS MEDICAL INTERNATIONAL
HOLDING CORP. II
INVERNESS MEDICAL, INC.
INNOVATIONS RESEARCH, LLC
ISCHEMIA TECHNOLOGIES, INC.
IVC INDUSTRIES, INC.
ALPHA US ACQUISITION CORP.
OSTEX INTERNATIONAL, INC.
SELFCARE TECHNOLOGY, INC.
UNIPATH ONLINE, INC.
BINAX, INC.
INVERNESS MEDICAL — BIOSTAR INC.

By:	/s/ Duane L. James
Name:	Duane L. James
Title:	Treasurer, Treasurer, Treasurer, Treasurer,
Treasurer, Treasurer, Treasurer, Treasurer,
Treasurer, Treasurer, Treasurer, Treasurer,
Treasurer, Vice President, Treasurer,
respectively

CAMBRIDGE DIAGNOSTICS IRELAND LIMITED
DMD, DIENSTLEISTUNGEN & VERTRIEB FÜR MEDIZIN UND DIAGNOSTIK GMBH
INVERNESS MEDICAL CANADA, INC.
INVERNESS MEDICAL EURASIA LIMITED
INVERNESS MEDICAL FRANCE SAS
INVERNESS MEDICAL GERMANY GMBH
ORGENICS INTERNATIONAL HOLDINGS BV
SCANDINAVIAN MICRO BIODEVICES APS
STIRLING MEDICAL INNOVATIONS LIMITED
INVERNESS MEDICAL SWITZERLAND GMBH
UNIPATH DIAGNOSTICS GMBH
VIVA DIAGNOSTIKA - DIAGNOSTISCHE PRODUKTE GMBH
INVERNESS MEDICAL JAPAN, LTD.
INVERNESS MEDICAL INNOVATIONS, INC.
INVERNESS MEDICAL IBERICA, S.A.
BOSWELL INVESTMENTS, S.L.

By:	/s/ Duane L. James
Name:	Duane L. James
Title:	Authorized Person, Authorized Person,
Authorized Person, Authorized Person,
Authorized Person, Authorized Person,
Authorized Person, Authorized Person,
Authorized Person, Authorized Person,
Authorized Person, Authorized Person,
Authorized Person, Treasurer, Authorized
Person , Authorized Person, respectively

INVERNESS MEDICAL INVESTMENTS, LLC

By:	/s/ Jay McNamara
Name:	Jay McNamara
Title:	Assistant Secretary

INVERNESS MEDICAL CANADA, INC.

By:	/s/ Doug Shaffer
Name:	Doug Shaffer
Title:	President

UNIPATH LIMITED

By:	/s/ David Scott
Name:	David Scott
Title:	Chairman

Exhibit A

No Credit Party and, to the Credit Parties’ knowledge, no other Person party thereto is in default in the performance or compliance with any provisions of the Purchase Agreement.  The Purchase Agreement complies with, and the Clondiag Stock Purchase has been consummated in accordance with, all applicable laws.  The Purchase Agreement is in full force and effect as of the date hereof and has not been terminated, rescinded or withdrawn.  All requisite approvals by Governmental Authorities having jurisdiction over any Credit Party and other Persons referenced therein with respect to the consummation of the Clondiag Stock Purchase have been obtained, and no such approvals impose any conditions to the consummation of the Clondiag Stock Purchase or, other than as described in the Purchase Agreement, to the conduct by any Credit Party of its business thereafter.  To the best of each Credit Party’s knowledge, none of the Clondiag Chip Technologies GmbH’s representations or warranties in the Purchase Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.  Each of the representations and warranties given by each applicable Credit Party in the Purchase Agreement is true and correct in all material respects, and, notwithstanding anything contained in the Purchase Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into the Credit Agreement by delivery of this certificate and shall, solely for purposes of the Credit Agreement and the benefit of Agent and Lenders, survive the consummation of the Clondiag Stock Purchase; provided that a breach by any of the Credit Parties of any such representations and warranties so incorporated and as to which a similar representation and warranty is not independently made in the Credit Agreement shall not constitute a breach of the Credit Agreement unless such breach causes any such representation and warranty to be materially inaccurate.